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                                                                    EXHIBIT 99.1

March 27, 2001


PRESS RELEASE

ACQUISITION OF SSGI PROWESS SYSTEMS

     UroMed Corporation (OTCBB:URMD.OB) today announces the signing of a definitive acquisition agreement with SSGI Prowess Systems ("SSGI"). SSGI, founded in 1987 by Philip Heintz, PhD, and headquartered in Chico, California, is a privately held company that develops cancer treatment planning software. The transaction is scheduled to close later today. SSGI is a leader in the field of treatment planning for brachytherapy, a rapidly growing treatment modality for prostate cancer. In addition, SSGI offers external beam therapy treatment planning systems and has a worldwide installed customer base in excess of 500 sites. SSGI had approximately $3.8 million in revenue in calendar year 2000. UroMed believes that the SSGI installed customer and revenue base, combined with the UroMed customer base, presents a favorable environment on which to build a stronger presence in the field of radiation oncology.
     Dr. Heintz, founder of SSGI commented, "As an experienced Physicist and entrepreneur, I have a unique perspective on this combination. Our combined companies now take a serious step toward gaining the critical mass required to sustain a competitive edge in the radiation oncology field. I am excited about being a large shareholder in the combined entity and the prospects for a bright future."
     SSGI offers a network for radiation therapy planning that combines affordability with many advanced high technological features. By utilizing a Windows NT software platform, SSGI systems provide radiation oncology sites with advanced expansion capabilities through unmatched planning system flexibility and low cost additional workstation licenses. SSGI's market penetration in the field of brachytherapy treatment planning is strong; this is an area in which the combined company plans to expand throughout the world. The newly combined company will also capitalize on the external beam therapy market worldwide by solidifying key distribution partnerships.

     "We are very pleased to announce the combination of UroMed and SSGI, as we believe it provides a solid platform on which to build a broader cancer therapeutics company", commented John Simon, UroMed's Chairman. Simon continued, "The combined company's revenue run rate is approximately double UroMed's stand-alone run rate and a deeper complementary product suite affords the new company the opportunity to establish itself as a more significant player in the broad-based cancer therapeutics market."
     "This is one of the early steps in our core strategy of becoming a more substantial player in the field of radiation oncology, as well as prostate cancer specifically. This combined company will now be uniquely positioned in the brachytherapy market and will possess additional critical mass to allow it to more effectively compete in the overall market segment," said Dan Muscatello, UroMed's President and CEO. "Our Symmetra(TM) I-125 brachytherapy seed will now be the centerpiece of a unique brachytherapy product offering that may fuel the company's growth in the field of prostate cancer."
     As consideration, UroMed will issue 2,000,000 shares of its common stock to SSGI stockholders and will provide for $500,000 of contingency payments to SSGI stockholders if the newly combined company achieves revenue targets over the next three years. UroMed has also agreed to discharge certain outstanding indebtedness owed to SSGI stockholders and other related parties through a $500,000 cash payment, the issuance of 114,036 shares of UroMed common stock, and the issuance of a $460,000 promissory note payable in two annual installments in 2002 and 2003. The common stock will be registered with the SEC


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for resale after the closing and most of the shares will be subject to limitations on the number of shares that can be sold in any year.
     "UroMed's opportunity for success in the cancer therapeutics market is now enhanced as a result of this acquisition. We expect that synergies throughout the organization will be immediately capitalized on and our hope is that shareholder value will be realized as a result of this transaction," said Dan Muscatello, UroMed's President and CEO.


COMPANY MISSION
     UroMed and SSGI are dedicated to establishing the combined company as a leader in the field of cancer treatment. As a result of the combination of the business of UroMed and SSGI, the new company will seek to market a portfolio of products including: the CaverMap Surgical Aid, available to aid physicians in preserving vital nerves during prostate cancer surgery; the Symmetra I-125 radioactive seeds, used in brachytherapy procedures to treat localized prostate cancer; brachytherapy introducer needles; Prosim - SSGI/Prowess product platform for 3D external beam cancer treatment, and the BrachyPro - SSGI/Prowess brachytherapy treatment planning system. In addition, the company plans to continue to dedicate resources to develop and/or acquire products that fit into its strategic platform.

RISK FACTORS AND FORWARD-LOOKING STATEMENTS
     The Company recognizes that the previous paragraphs contain forward-looking statements relating to the Company's future activities, including the benefits expected through the Company's combination with SSGI, the development and commercialization of the SSGI product line and the company's CaverMap Surgical Aid and Symmetra I-125 radioactive seeds, the Company's anticipated sequential improvement in operating performance in the first quarter of 2001 and future growth. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties beyond the Company's control. Actual results could differ materially from these forward-looking statements as the result of certain risks, including the risk that the Company will not successfully manage the combination of the UroMed and SSGI businesses, that physicians will not use the Company's products in significant numbers, the risk that physicians using the Company's products will not develop into long-term users, the Company's ability to successfully reduce costs, the uncertainty of securing additional alliances, the uncertainty of manufacturing scale-up and general market acceptance of the SSGI product lines and the Company's Symmetra I-125 radioactive seeds, and the CaverMap Surgical Aid, as well as the Company's dependence on these products going forward, and the risk that the Company will not be able to successfully develop any new products. There can be no assurance that these risks would not have a material adverse effect on the Company. Other relevant risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, under the headings "Forward-Looking Statements and Associated Risks" and "Risk Factors," which are incorporated herein by reference.